Exhibit 10.51

EMPLOYMENT AGREEMENT

ENTERED INTO as of August 1st, 2010.

BETWEEN:

DNP GREEN TECHNOLOGY, INC., a corporation duly incorporated in Delaware, having its corporate office located at 1250 Rene Levesque Blvd West, Suite 4110, Montreal, Quebec, H3B 4W8, represented for the purposes hereof by Jean-Francois Huc, its President and CEO, duly authorized as he so declares;

(hereinafter referred to as the “Corporation” or “DNPGT”)

AND:	MR. JIM MILLIS, residing and domiciled at *** (hereinafter referred to as the “Employee”)

WHEREAS the Corporation wishes to employ the Employee as its Chief Technology Officer (“CTO”);

WHEREAS the Employee wishes to act as the Corporation’s CTO;

WHEREAS the parties hereto wish to determine the terms and conditions pertaining to the employment of the Employee;

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	EMPLOYMENT

1.1.	The Employee shall serve as CTO of the Corporation, and perform the functions and duties attached to such position in all of the Corporation’s sectors of activity, as well as the tasks and duties that the CEO and Board of Directors of the Corporation may delegate to him from time to time, which are not inconsistent with the Employee's position as the senior technology officer of the Corporation.

1.2.	The Employee shall be based in Minneapolis, but will spend time in Montreal as needed, and will consider relocating in the fall of 2011, if it is important for the Corporation and achievable from a work permitting perspective, at no cost to the Employee.

1.3.

The Corporation and the Employee agree that the Consulting Agreement entered into between the Corporation and the Employee as of March 1st, 2010 will be terminated on the effective date of this Agreement.

2.	REMUNERATION

2.1.	In consideration of the Employee’s services pursuant to this Agreement, the Corporation shall:

2.1.1.	pay to the Employee, annually, the amount of US$240,000, as annual base salary, payable in accordance with the Corporation's remuneration policy;

2.1.2.	review and adjust the annual base salary described in section 2.1.1 at the end of each fiscal year end, such salary adjustment being at the discretion of the Board of Directors of the Corporation.

2.1.3.	pay to the Employee, in the first quarter of each fiscal year, a cash bonus equal to up to 35 % of the base salary provided in Section 2.1.1., based on the Employee’s and the Corporation’s performance during the previous fiscal year, such performance evaluation and bonus determination being at the discretion of the Board of Directors of the Corporation.

3.	STOCK OPTIONS

3.1.	As additional consideration for the Employee’s services pursuant to this Agreement, the Corporation shall grant the Employee, in the first quarter of each fiscal year (the first grant should be expected to be following the fiscal year end of the Corporation which will terminate on December 31, 2010), stock options to purchase shares in the Corporation based on the Employee’s and the Corporation’s performance during the previous fiscal year, such grant of stock options and their related terms and conditions being at the discretion of the Board of Directors of the Corporation. All grants of stock options shall be in accordance with the Corporation’s stock option plan.

3.2.

The Corporation confirms to the Employee that he has been granted, as of March 1st, 2010, 2,000 options pursuant to the Corporation’s stock option plan, giving him the right to acquire 2,000 shares of Common Stock of the Corporation at a price of US$201 per share, for a maximum period of ten (10) years starting on March 1st, 2010, the whole according to the terms and conditions of the Corporation’s stock option plan; these options are vesting as follows: twenty-five percent (25%) vesting on March 1st, 2011, and the remaining seventy five percent (75%) vesting on a monthly basis over the following three years.

3.3.	In the event (i) of the Employee’s death, or (ii) the Corporation terminates the employment of the Employee for any reason whatsoever, except for the following grounds:

3.3.1.	embezzlement, fraud or similar conduct involving the Corporation,

3.3.2.	the commission of any indictable offence, or

3.3.3.	the persistent failure of Employee to perform his duties hereunder after notices to do so by the Corporation,

(collectively, a “Cause”),

then the Board of Directors of DNPGT shall cause (i) all stock options that has been granted to the Employee to immediately vest in their entirety from the death of the Employee or the termination date of the employment of the Employee and be exercisable for a period of three (3) years following the Employee’s death or the termination of his employment, and (ii) allow the assignment of all stock options to the Employee’s estate in the event of the Employee’s death.

4.	FRINGE BENEFITS

4.1.	The Employee shall be entitled, as an employee of the Corporation, to the insurance and benefits (including at a minimum health, dental, accident, disability and life) approved from time to time by the Board of Directors of the Corporation.

5.	EXPENSES

5.1.	The Corporation agrees to reimburse the Employee, for all the reasonable fees, expenses and disbursements incurred by him in the performance of his duties, on behalf and for the benefit of the Corporation. The Employee shall submit to the Corporation a periodic report together with supporting documents concerning the fees, disbursements and expenses incurred by him in the performance of his duties during the said period.

6.	UNDERTAKINGS OF THE EMPLOYEE

6.1.	The Employee undertakes, during the term of this Agreement:

6.1.1.	on a full-time basis, to devote and to use all his efforts and professional knowledge in the exercise of his functions, subject to the Employee having the right to sit on the Board of one non-affiliated company, in so far as these responsibilities do not hinder the Employee’s ability to perform his duties for the Corporation; and

6.1.2.	to act at all times within the scope of his employment and in the best interests of the Corporation, to perform his duties to the best of his ability, faithfully, honestly and diligently and to conform at all times to the instructions and directives that may be given to him, on occasion, by the Board of Directors of the Corporation; provided same are not inconsistent with the Employee's position as the Chief Technology Officer of the Corporation.

7.	INTELLECTUAL PROPERTY

7.1.	The Employee hereby:

7.1.1.	transfers and assigns to the Corporation, without any compensation other than the remuneration provided in Section 2 hereof, all property rights he might own on all documents or works done by the Employee, alone or in collaboration, in the framework of the services rendered pursuant to this Agreement (the “Works”), and more particularly, but without limitation, all property rights on any material support of the Works and all intellectual property rights on the Works;

7.1.2.	renounces to any right, and more particularly, but without limitation, to any intellectual property rights which may arise during the execution of the Works, including any moral rights; and

7.1.3.	agrees that the Corporation may dispose of or modify the Works and the rights pertaining to the Works, at its sole discretion, and without any obligation on its part to consult, notify or compensate the Employee.

8.	UNDERTAKINGS IN THE EVENT OF A TRANSACTION OR AN IPO

8.1.	In the event of a Transaction or an IPO by the Corporation, the Employee undertakes, if so requested by the Corporation:

8.1.1.	to remain in the employment of the Corporation or the entity resulting from the Transaction or IPO, for at least one year following the closing of such Transaction or IPO, upon terms and conditions at least as advantageous to him as set out in this Agreement; or

8.1.2.	notwithstanding any other provision of this Agreement, to execute a one year undertaking not to compete in any way, whether directly or indirectly, with the Corporation and/or the entity having acquired the assets of the Corporation pursuant to the Transaction or the IPO, as the case may be.

8.2.	In the event of a Transaction or IPO, during the term of the Agreement, the Corporation undertakes to deploy commercially reasonable efforts to cause the Employee to participate, in a manner consistent with the Employee’s Chief Technology Officer position, in the stock option plan and senior management benefits plan in force leading up to and following such Transaction or IPO.

8.3.	For the purposes of this Agreement:

8.3.1.	“Transaction” means (a) the sale or merger of all or substantially all of the assets of the Corporation, or (b) the sale, assignment, transfer or issuance of shares of the Corporation such that one shareholder of the Corporation holds either (i) 50% plus one shares of the issued shares of the Corporation or (ii) the right to designate a majority of the directors to the Board of the Corporation;

8.3.2.	“IPO” means a business combination pursuant to which all or substantially all of the assets of the Corporation become the property of an entity, the shares of which entity or its parent are or, in the context of a Transaction, become publicly traded.

9.	VACATION

9.1.	The Employee shall be entitled to four weeks of vacation per year, the duration of which and the dates of which shall be established reasonably and professionally managed by the Employee taking into account his functions and duties.

10.	TERM

10.1.	This Agreement shall take effect on August 1st, 2010 and continue in force for an undetermined period thereafter.

10.2.	The Employee shall have the right to terminate this Agreement at any time by giving a six (6) month written notice to this effect to the Corporation.

10.3.	Subject to Section 10.4, in the event that the Corporation terminates the employment of the Employee for any reason whatsoever (other than resulting from a Cause or as a result of the death or disability of the Employee), the Employee shall be entitled to receive a severance payment in lieu of notice of an amount equal to 12 months’ base salary (as set out in Section 2.1.1).

10.4.	In the event that the Corporation terminates the employment of the Employee for any reason whatsoever (other than resulting from a Cause or as a result of the death or disability of the Employee) in the twelve (12) months preceding or following a Transaction or IPO, the Employee shall be entitled to receive a severance payment in lieu of notice of an amount equal to 24 months base salary (as set out in Section 2.1.1).

10.5.	This Agreement shall terminate (i) upon the termination of the employment of the Employee resulting from a Cause, (ii) upon the death of the Employee or (iii) following a period of six (6) consecutive months or an aggregate of six (6) months during any twelve (12) consecutive month period during which the Employee will have been unable to perform his duties provided hereunder due to sickness or disability, in any case without any severance payment in lieu of notice being due.

11.	CONFIDENTIALITY AND NON-COMPETITION

11.1.	The Employee agrees (i) that he shall not, as long as he is employed by the Corporation and for a period of ten (10) years thereafter, disclose and/or reveal in any manner whatsoever and to whomever, confidential information obtained during his employment on and about the business of the Corporation and its affiliated companies, (ii) to maintain the confidentiality of this information and to prevent any inopportune disclosure including but not limited to, information regarding the financial situation of the Corporation and its affiliated companies, their operations and their projects of operation, and undertakes not to use for his own benefit or for purposes other than those of the Corporation and its affiliated companies, to the detriment of the Corporation and its affiliated companies, any information thus obtained. The disclosure of confidential information shall be restricted to the officers, directors and shareholders and, on a need to know basis, employees, agents and professional advisors of the Corporation and of its affiliated companies. Any confidentiality undertaking made under this subsection shall continue to be in full force after the termination of this Agreement. The confidentiality undertakings provided in this section shall not apply to information that: i) is already known to the Employee without having been obtained from the Corporation or its affiliated companies, directly or indirectly, ii) was in the public domain before its disclosure to the Employee, iii) becomes in the public domain after its disclosure to the Employee without breach of any obligation under this Agreement, and iv) is required to be disclosed by operation of law or a judicial order.

11.2.	The Employee agrees, for so long as he is employed by the Corporation and, until the expiry of a period of twelve (12) months thereafter, that he shall not, directly or indirectly, alone or through a company, or jointly with any person, firm, corporation, partnership, company or other business organization whether as principal or as agent, mandater, mandatory, officer, partner, director, employee, consultant, shareholder or in any other manner except for the benefit and in the interests of the Corporation or its affiliated companies:

11.2.1.	encourage or attempt to bring any person employed by the Corporation or any of its affiliated companies to leave his employment with the Corporation or its affiliated companies; and

11.2.2.	carry on in a business that competes with the products under active development or manufactured by the Corporation during the term of employment..

11.3.	In the event the Employee terminates this Agreement in accordance with section 10.2 hereof, during the six (6) month notice provided for there, the Corporation may require that the twelve (12) month period mentioned in section 11.2 hereof be increased to twenty four (24) months, in which case the Employee will be entitled to receive, as compensation, a payment of an amount equal to one (1) year base salary at the latest on the date of termination of his employment.

11.4.	The Employee acknowledges that his failure to respect his undertakings and obligations mentioned in 11.1 and 11.2 would be detrimental to the Corporation so as to justify, without prejudice to any other recourse of the Corporation, an injunction and a seizure before judgment, all recourses of the Corporation being cumulative and non-alternative.

11.5.	The Employee acknowledges and agrees that all the restrictions contained in 11.1 and 11.2 are reasonable and valid, in particular in respect of their duration, their scope and the persons they affect, and that these restrictions are essential in order to allow the Corporation and its affiliated companies to adequately protect their position in the field in which they carry on business and operate.

12.	ASSIGNMENT

12.1.	Except in the event of a merger or change in control involving the Corporation, the Corporation may not transfer or assign in whole or in part its rights and obligations hereunder without the prior written consent of the Employee. The Employee may not transfer or assign in whole or in part its rights and obligations hereunder.

13.	PREAMBLE

13.1.	The preamble forms an integral part of this Agreement.

14.	NOTICES

14.1.	Any notice or other communication which is required or permitted to be given hereunder shall be given in writing and shall be deemed properly given when delivered to its recipient, either by bailiff, by courier, messenger or by mail, or by fax, in which latter case said notice shall immediately thereafter be confirmed by mail copy, when sent to the addresses set out on the first page hereof.

14.2.

Any notice sent in accordance with this Agreement shall be deemed to be received by its recipient at the time of its delivery, if delivered by courier, messenger or by bailiff, or the fifth (5th) business day following its sending by mail, or the business day after its sending by fax. However, if ordinary postal or fax service is interrupted and such interruption is by reason of force majeure, the party sending said notice shall use a service that has not been interrupted or send said notice by courier or messenger to ensure prompt delivery of same. Any change of address may be given in the manner above described.

15.	ARBITRATION PROVISION

15.1.	This Agreement shall in all respects be interpreted in accordance with and its performance governed by the laws of the state of New York without regard to any principle of conflict of laws.

15.2.	Any disputes which cannot be amicably resolved between the parties shall be settled by arbitration in the city of New York as follows according to the Rules of the International Chamber of Commerce (ICC) as the appointing authority in UNCITRAL arbitration proceedings:

15.2.1.	The arbitration shall take place in the city of New York, according to the laws of the state of New York.

15.2.2.	The decision of arbitration shall be final. Enforcement of the award may be requested by either party through application to any court having jurisdiction.

16.	GENERAL PROVISIONS

16.1.	The parties agree to sign all documents and to do all things required to give effect to the provisions of this Agreement.

16.2.	All amounts referred to in this Agreement are so in US Dollars (US$).

16.3.	The waiver by a party hereto to the breach of any provision of this Agreement by the other party shall not prevent said party from exercising any of its rights as a result of a subsequent breach of said provision or of any other provision of this Agreement. A waiver by a party to any provision of this Agreement shall be made in writing; otherwise it shall not be deemed to be a waiver.

16.4.	This Agreement expresses the entire agreement between the parties hereto with respect to all matters contained herein and supersedes any other agreement, proposal, representation, negotiation, oral or written, among the parties concerning such matters.

16.5.	The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

16.6.	The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of that section or of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted and enforced only to the extent that such provision is enforceable.

16.7.	Any modification, amendment or qualification hereof shall be null and void and shall not be binding upon any party unless recorded by written instrument duly signed by the parties hereto.

16.8.	This Agreement shall be governed by, construed and interpreted in accordance with the laws in force in the state of New York.

16.9.	This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement.

16.10.	Subject to section 15, each of the parties attorns and submits to the non-exclusive jurisdiction of the courts of the state of New York with respect to any matter or dispute pertaining to this Agreement.

16.11.	This Agreement shall be binding upon and enure to the benefit of the parties hereto together with their respective heirs, executors, successors and permitted assigns.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

DNP GREEN TECHNOLOGY, INC.

Per:	/s/ Jean-François Huc
JEAN-FRANÇOIS HUC

/s/ Jim Millis
JIM MILLIS